UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2011

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

OHIO	1-2299	34-0117420
(State or Other Jurisdiction Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Applied Plaza, Cleveland, Ohio		44115
(Address of Principal Executive Officers)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (216) 426-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM	5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 14, 2011, Applied Industrial Technologies, Inc. (“Applied”) entered into an offer of employment (the “Agreement”, attached as Exhibit 10.1) with Neil A. Schrimsher to become Applied’s new Chief Executive Officer and a member of its Board of Directors. On October 17, 2011, Applied issued the press release attached as Exhibit 99.1 announcing the appointment. Mr. Schrimsher, age 47, will assume office following the previously-announced retirement of David L. Pugh on October 25, 2011.

Pursuant to the Agreement, in connection with his service as Chief Executive Officer, Mr. Schrimsher will receive an annual base salary of $750,000. Mr. Schrimsher also will be eligible for an annual cash incentive award in a target amount equal to 100% of his annual base salary and a maximum amount of 200% of the target award, each as prorated to reflect his October start date.

Mr. Schrimsher also will be eligible for long-term incentive awards under Applied’s Long-Term Performance Plan. Mr. Schrimsher will have a full-year target award equal to $1,200,000, prorated to $900,000 based upon his commencement of employment in October 2011. The award will be made through three incentive vehicles: (a) stock-settled SARs; (b) restricted stock units; and (c) three-year performance shares. A more detailed description of our long-term incentive program is contained in our proxy statement dated September 9, 2011.

In addition to participation in these regular programs under the Long-Term Performance Plan, Applied will provide Mr. Schrimsher the following initial awards pursuant to the Agreement:

•	Restricted shares of Applied common stock valued at $2,100,000, vesting over a three-year period
•	60,000 SARs to be vested on the third anniversary of the awards
•	A one-time cash sign-on bonus of $500,000

Mr. Schrimsher and Applied will also enter into (a) an executive severance agreement providing that, if his service with Applied is terminated within a year of his hire date by Applied “without cause” or by him “for good cause”, he will be entitled to a severance in an amount equal to his base salary plus target annual incentive pay for a period running from his termination date to the second anniversary of his hire date; and (b) a change-in-control agreement providing that if, within two years following a change in control of Applied, his employment with Applied is terminated either by him “for good cause” or by Applied “without cause”, then he will receive a severance payment equal to three times base salary plus his targeted annual incentive pay, plus three years of continued benefits. Mr. Schrimsher will not be entitled to payment under the executive severance agreement if he receives payment under the change in control agreement.

Mr. Schrimsher shall be subject to noncompetition and nonsolicitation covenants during the term of his employment and for two years following his employment with Applied. Mr. Schrimsher will be entitled to participate in other benefit programs generally available to other executive officers, including, but not limited to, the Applied Industrial Technologies, Inc. Retirement Savings Plan, the Deferred Compensation Plan, the Supplemental Defined Contribution Plan, retiree health care program, executive life insurance program, an executive retirement plan, and standard relocation services, all as described from time to time in Applied’s annual proxy statement.

From February 2010 to August 2011, Mr. Schrimsher was Executive Vice President of Cooper Industries plc (NYSE: CBE), a global electrical products manufacturer, where he led multiple businesses in Cooper’s Electrical Products Group and headed numerous domestic and international growth initiatives. He was President of Cooper Lighting, Inc. throughout the period from 2006 to December 2010. Prior to joining Cooper in 2006, he worked for Siemens Energy & Automation, Inc., part of Siemens AG, the global electronics and electrical engineering company, as Vice President, Residential Infrastructure Division (2001-2003), and Vice President, Power Distribution & Controls (2003-2006). Prior to then he served in various management positions with General Electric Co.

Based upon his prior employment, Mr. Schrimsher brings to Applied and to its Board extensive executive leadership experience, including the management of worldwide operations, distribution management, strategic planning and analysis, manufacturing, engineering, supply chain management, and sourcing. Mr. Schrimsher’s term as a director shall continue until Applied’s Annual Meeting of Shareholders in 2014. With respect to the disclosure required by Item 401(d) of Regulation S-K, there are no family relationships between Mr. Schrimsher and any director or executive officer of Applied. With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions to which Mr. Schrimsher is a party that would be required to be disclosed in accordance with Item 404 of Regulation S-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

10.1	Offer of Employment dated October 14, 2011
99.1	Press release dated October 17, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. (Registrant)

By:	/s/ Fred D. Bauer
Fred D. Bauer
Vice President-General Counsel & Secretary

Date: October 17, 2011